Exhibit 99.1

News Release

Wabtec Signs Definitive Agreement To Acquire

POLI S.p.A., A European-Based Manufacturer

Of Rail Braking Equipment

WILMERDING, PA, May 19, 2008 – Wabtec Corporation (NYSE: WAB) has signed a definitive agreement to acquire POLI S.p.A., a European-based manufacturer of rail braking equipment, for cash of €53 million (about $80 million). Based in Italy, POLI has annual sales of about €30 million (about $45 million), primarily in Europe. Wabtec expects the transaction to be completed in the third quarter, subject to customary closing conditions, and to be accretive in the first year.

“We expect POLI to be a strong strategic fit,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “The combination of Wabtec’s existing products and technological expertise with POLI’s European-approved components positions us for future growth in key international markets.”

Originally formed in 1816, POLI has manufactured a variety of braking related components for the passenger rail and freight rail markets since 1952. The company’s products include brake discs for high-speed applications, as well as tread brake units and pneumatic brake valves that meet International Union of Railways (UIC) standards. POLI has about 500 employees at production facilities in Italy and Macedonia.

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148